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                                                                     EXHIBIT 2.2


                                FIRST AMENDMENT
                                      TO
                        THE RECAPITALIZATION AGREEMENT


          THIS FIRST AMENDMENT TO THE RECAPITALIZATION AGREEMENT (this "Amendment") is entered into this 17th day of March 1998 by and between:

          THE DERBY CYCLE CORPORATION (d.b.a. Raleigh USA Bicycle Company) a corporation organized and existing under the laws of Delaware, having its principal office at 22710 72nd Avenue South, Kent, Washington 98032 (the "Company");

          DERBY INTERNATIONAL CORPORATION S.A., a corporation (societe anonyme)
                                                               ---------------
organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg ("Derby International") and DERBY FINANCE S.a.r.l., a corporation (societe a responsibilite limitee) organized and existing under the laws of the
 --------------------------------
Grand Duchy of Luxembourg, having its registered office at 5 Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg ("DFS") (Derby International and DFS being referred to together as the "Sellers");

          DC CYCLE, L.L.C., a limited liability company organized and existing under the laws of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware ("LLC") and PERSEUS CYCLE, L.L.C., a limited liability company organized and existing under the laws of Delaware, having its principal office at Suite 610, 1627 I Street, N.W., Washington, D.C. 20006 ("Perseus" and, together with LLC, the "Buyer"); and

          FRANK H. PEARL ("Mr. Pearl"), ALAN J. FINDEN-CROFTS ("Mr. Finden-Crofts") and A. EDWARD GOTTESMAN ("Mr. Gottesman" and collectively with Mr. Pearl and Mr. Finden-Crofts, the "Shareholders").

          WHEREAS, on the 11th day of March 1998 the Company, the Sellers, the Buyer and the Shareholders entered into a Recapitalization Agreement (the "Recapitalization Agreement"). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Recapitalization Agreement.

          WHEREAS, the Company, the Sellers, the Buyer and the Shareholders desire to amend the Recapitalization Agreement as set forth in this Amendment.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties contained in this Amendment, the parties hereby agree as follows:

1. Section 18.1(f) of the Recapitalization Agreement shall be deleted in its entirety and replaced by the following:

               "(f) by any one of LLC, Perseus or the Sellers if, prior to 5:00 p.m., Eastern Standard Time, on March 19, 1998, LLC,
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          Perseus and Sellers have not yet agreed on the Transaction
          Outline satisfactory to each party in its sole discretion and the terminating party has delivered a written termination notice to the other parties prior to 5:00 p.m. Eastern Standard Time, March 20, 1998;"

2.   Amendments.  This Amendment may not be waived, changed, modified or
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     discharged orally, unless an agreement in writing is signed by all parties to this Amendment.

3.   Assignment.  Except as otherwise specifically provided herein, no party may
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     assign any of its rights, interests or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Perseus and LLC may collaterally assign its rights hereunder to any Person providing financing to Perseus and LLC.

4.   Counterparts.  This Amendment may be executed in any number of
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     counterparts, all of which shall constitute one agreement, and each such counterpart shall be deemed to have been made, executed and delivered on the date set out at the head of this Amendment, without regard to the date when any of such counterparts may actually have been made, executed or delivered.

5.   GOVERNING LAW AND JURISDICTION.  ALL QUESTIONS CONCERNING THE CONSTRUCTION,
     ------------------------------
     VALIDITY AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS AMENDMENT OR THE SUBJECT MATTER HEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING PROVIDED FOR IN THIS SECTION 17 THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AMENDMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE

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     VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT
     PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OR PROCESS UPON SUCH PARTY IS INEFFECTIVE. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS
     FOLLOWS: (A) BY PERSONAL SERVICE OR BY CERTIFIED OR REGISTERED MAIL TO THE PARTY'S DESIGNATED AGENT FOR SUCH SERVICE IN SUCH STATE, OR (B) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY FOR WHICH INTENDED AT ITS ADDRESS SET FORTH HEREIN. SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set out on the first page hereof.

DERBY INTERNATIONAL                  DERBY FINANCE S.a.r.l.
CORPORATION S.A.


By:_____________________             By:_______________________
Title:                               Title:


By:_____________________             By:_______________________
Title:                               Title:

DC CYCLE, L.L.C.                     THE DERBY CYCLE
                                     CORPORATION

By:_____________________             By:_______________________
Title:                               Title:


PERSEUS CYCLE, L.L.C.



By:_____________________
Title:



___________________      _____________________     ___________________
A. Edward Gottesman      Alan J. Finden-Crofts     Frank H. Pearl
8 New Fetter Lane        Willowhayne House         Suite 610
London EC4A 1AP          Tamarisk Way              1627 I Street, N.W.
England                  The Willowhayne           Washington, DC 20006
                         East Preston              USA
                         Littlehampton
                         West Sussex BN16 2TE
                         England